Exhibit 5.1

[Letterhead of Raymond James Financial Inc.]

January 21, 2022

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I have acted as counsel to Raymond James Financial, Inc., a Florida corporation (the “Company”), in connection with the registration statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (as amended, the “Act”) of (1) 8,765,732 shares of common stock, par value $0.01 per share (the “Common Shares”), of the Company, (2) 40,250 shares of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, par value $0.10 per share (the “Series A Preferred Shares”), of the Company, (3) 80,500 shares of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.10 per share (the “Series B Preferred Shares” and, together with the Series A Preferred Shares, the “Preferred Shares”), of the Company, (4) 1,610,000 depositary shares (evidenced by depositary receipts), each representing a 1/40th interest in a Series A Preferred Share, and (5) 3,220,000 depositary shares (evidenced by depositary receipts), each representing a 1/40th interest in a Series B Preferred Share, in each case, to be issued by the Company in connection with the mergers contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated October 20, 2021, among the Company, Macaroon One LLC, Macaroon Two LLC, and TriState Capital Holdings, Inc.

As such counsel, I am familiar with the corporate proceedings of the Company to date with respect to the proposed offer and sale of the Common Shares and the Preferred Shares, and have examined such corporate records of the Company, and such other documents and certificates of public officials and of the Company, and such questions of law as I have deemed necessary or appropriate as a basis for the opinions set forth below, including (1) the Registration Statement, (2) the Merger Agreement, (3) the Restated Articles of Incorporation of the Company (the “Articles”), (4) the Amended and Restated By-Laws of the Company, (5) the forms of articles of amendment to the Articles attached as Annex E and Annex F to the proxy statement/prospectus contained in the Registration Statement, and (6) the form of amendment to the Articles attached as Annex G to the proxy statement/prospectus contained in the Registration Statement.

In such examination, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all items submitted as originals and the conformity with originals of all items submitted as copies, assumptions which I have not independently verified.

As to any facts material to the opinions expressed below which were not independently established or verified, I have relied on information obtained from public officials, officers and other representatives of the Company and other sources believed by me to be responsible.

The opinions expressed below are limited to the laws of the State of Florida, and the federal laws of the United States of America, as in effect on the date of this letter, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that:

1.    When the Registration Statement has become effective under the Act, the certificates of the Common Shares have been duly executed by the Company and countersigned by the Company’s transfer agent (or, if uncertificated, valid book-entry notations have been duly made in the register of the Company) and the Common Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Common Shares will be validly issued, fully paid and nonassessable.

2.     When the Registration Statement has become effective under the Act, articles of amendment to the Articles substantially in the forms attached as Annex E and Annex F to the proxy statement/prospectus contained in the Registration Statement have been duly filed with the Florida Department of State and have become effective under the Florida Business Corporation Act, the certificates of the Preferred Shares have been duly executed by the Company and countersigned by the Company’s transfer agent (or, if uncertificated, valid book-entry notations have been duly made in the register of the Company) and the Preferred Shares have been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Preferred Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Common Shares or the Preferred Shares.

This letter is furnished by me solely in my capacity as General Counsel – Markets and Products of the Company. I hereby consent to the references to me under the heading “Legal Matters” in the Registration Statement. I further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Act. I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ E. Michael Serbanos
E. Michael Serbanos General Counsel – Markets and Products